EXHIBIT 5.1:  OPINION AS TO LEGALITY



             [O'Melveny & Myers LLP Letterhead]




                         February
                         17th
                         1 9 9 8








                                                319,440-023
                                                     299375


Golf Trust of America, Inc.
14 North Adger's Wharf
Charleston, South Carolina 29401

  Re:  Golf Trust of America, Inc., a Maryland corporation,
       (the "Company") - Registration Statement on Form S-8 pertaining to 1,100,000 shares of the Company's common stock, par value one cent ($.01) per share, plus an indeterminate number of shares which by reason of certain events specified in the Plans (as defined herein) may become subject to the Plans (the "Shares"), and to options and other rights to purchase or acquire the Shares

Ladies and Gentlemen:

       In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about February 20, 1998 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

       We have acted as corporate counsel for the Company in connection with the matters described herein. In our capacity as corporate counsel to the Company, we have reviewed and are familiar with proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for purposes of this opinion have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have relied upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on various certificates from and documents recorded with, the State Department of Assessments and Taxation of Maryland (the "SDAT"), including the charter of the Company (the
"Charter"), consisting of Articles of Incorporation filed with the SDAT on November 8, 1996 and Articles of Amendment and Restatement filed with the SDAT on January 31, 1997. We have also examined the bylaws of the Company adopted as of November 10, 1996 (the "Bylaws") and in full force and effect on the date hereof and resolutions of the Board of Directors of the Company adopted on or before February 16, 1998 and in full force and effect on the date hereof; the Golf Trust of America, Inc. 1997 Stock Incentive Plan, the Golf Turst of America, Inc. 1997 Non-Employee Directors' Plan and the Golf Trust of America, Inc. 1997 Stock-Based Incentive Plan (collectively, the "Plans"); and such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.

       We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so. We have also assumed that none of the Shares will be issued or transferred in violation of Section 2 of Article V of the Charter entitled, "REIT-Related Restrictions and Limitations on the Equity Shares of the Corporation."

       On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that, as of the date of this letter, the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Plans and against payment of the purchase price therefor as determined by the Board of Directors of the Company or the Compensation Committee thereof, and the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's common stock, the Shares will be validly issued, fully paid and non-assessable.

       We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the filing of this opinion, as may be necessary, pursuant to Rule 462(b) of the Act. We also consent to the identification of our firm as counsel to the Company in the Registration Statement.

       The opinions expressed herein are limited to the laws of the State of Maryland and we express no opinion concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the Company, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any other governmental agency without our express prior written consent.

                           Very truly yours,

                           /s/ O'Melveny & Myers LLP

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